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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                    FORM 15

Certificate and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number  0-14511
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                             TODAY'S BANCORP, INC.
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             (Exact name of registrant as specified in its charter)

       50 West Douglas Street, Freeport, Illinois  61032;  (815) 235-8459
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    (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                     Series A Preferred Stock, no par value
                    Common Stock, par value $5.00 per share
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            (Title of each class of securities covered by this Form)

                                      None
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           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]          Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)    [ ]          Rule 15d-6
Rule 12h-3(b)(1)(i)     [X]


                                       1
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(Approximate number of holders of record as of the certification or notice date)

Pursuant to the requirements of the Securities Exchange Act of 1934, Ameribanc, Inc. has caused this Certificate and Notice to be signed on its behalf by the undersigned duly authorized person.

                                     AMERIBANC, INC., as successor to
                                     TODAY'S BANCORP, INC.


                                      /s/ John W. McClure, President
DATE:  November 7, 1996           By ------------------------------------------
                                         John W. McClure, President